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                                                                   EXHIBIT 10.50


November 30, 2000

(Supercedes all previous offers)



Mr. Thomas Ryan
650 Castro Street
Suite 300
Mountain View, CA  94041

Dear Tom:

On behalf of Manugistics, Inc., as well as its parent company, Manugistics Group, Inc. and the Board of Directors of both, we are pleased to confirm our email offer for the position of Senior Vice President, North America Sales, reporting to Richard F. Bergmann, Executive Vice President, Global Sales & Services. This offer of employment is contingent upon Manugistics' completion of the acquisition of Talus Solutions, Inc. ("Talus"), expected to "close" (the "Closing") in the fourth quarter of Manugistics' fiscal year, and, except as noted below, will supercede the terms of any compensation agreements or arrangements which you may have with Talus. This position is exempt.

In this position your monthly salary will be $18,750. This position has regular performance reviews. Performance reviews at Manugistics are scheduled for March 1 of each year. Your first performance review will be March 1, 2002. We will recommend to the Board of Directors that the Board grant you an option, on the day after Closing, to purchase 72,000 (calculated on a pre-split basis) shares of common stock under an applicable Stock Option Plan. At the time of grant, the number of shares in this option will be doubled to give you the benefit of the upcoming stock split. Our Stock Plan Administrator will provide you with written confirmation of stock options awarded. These options shall vest over a four (4) year period and we will recommend to the Board of Directors that such options vest in equal monthly increments over such four (4) year period (options will be valued at a price equal to the Fair Market Value of Manugistics stock on the date of grant).

You will also have the opportunity to receive an annual incentive bonus, in accordance with Manugistics' Incentive Plan, of up to $225,000 to be paid in four (4) quarterly payouts of up to $56,250, based on Manugistics' financial performance of sales growth, earnings and specific management objectives and initiatives to be determined and approved by Mr. Bergmann. Your FY02 Incentive Plan will commence at the beginning of Manugistics' 2002 fiscal year which begins March 1, 2001. You will also receive (on the date that it was scheduled to have been paid) any bonus compensation to which you may be entitled for calendar year 2000 under your existing offer letter with Talus.


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Mr. Thomas Ryan
November 30, 2000
Page 2



Thereafter, you will not be entitled to any further bonus compensation under the terms of your existing offer letter with Talus. You will, however, remain subject to the requirement in your Talus offer letter that you repay the full amount of your guaranteed bonus (as referenced in your Talus offer letter) within 30 days of your termination date if you terminate your employment within one (1) year of your Talus start date, and by signing this offer letter you agree that this repayment may be offset against any monies owed to you.

Furthermore, as consideration for our agreement to accelerate vesting of your Talus options as described below, in the event that you voluntarily leave your employment within one (1) year of Closing, you agree that you:

a) will repay within thirty days of termination of your employment all bonus and incentive payments made, to you by us, regardless of whether such bonus and incentive payments arise out of your Talus offer letter or this offer letter, and

b) will forfeit all amounts accrued as bonus or incentive payments to be made, to you by us, regardless of whether such bonus and incentive payments arise out of your Talus offer letter or this offer letter

By signing this offer letter you agree that the repayment set forth in a) and b) above, may be offset against any monies owed to you.

In the event that Manugistics has a change of control, which is defined as fifty one percent (51%) of Manugistics' voting stock having a change in ownership: (a) if your responsibilities are not affected, fifty percent (50%) of your outstanding options set out above shall immediately vest; (b) if your responsibilities are significantly diminished or you are constructively terminated, i.e., your responsibilities no longer consist of those reasonably associated with the position of Senior Vice President, North America Sales, one hundred percent (100%) of the outstanding options set out above shall immediately vest.

If the Company terminates your employment for reasons other than cause, you will receive your base salary, corresponding management objectives bonus, and benefits in accordance with the Company's payroll practices for the equivalent of a six (6) month period commencing on your termination date ("severance period"). The foregoing salary and benefits payments will cease if you secure alternative employment during the severance period. In addition, if the Company terminates your employment for reasons other than cause, the Company will continue the monthly vesting of the options granted to you pursuant to this letter for a period of six (6) months following your termination date.


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Mr. Thomas Ryan
November 30, 2000
Page 3



Please note that the vesting, change of control and other terms described herein are applicable only to the Manugistics option to acquire the shares specifically set forth in this letter.

The terms and conditions of this letter shall have no effect on any existing Talus options or shares of Talus stock you currently hold or any future option grants to which you are (or may be) entitled under your existing offer letter with Talus. These will all be converted to stock or options to acquire stock of Manugistics using the Exchange Ratio set forth in the merger agreement between Manugistics and Talus, except that any future option grants will not be made unless and until all conditions described in your Talus offer letter are satisfied. Options which have been granted prior to the date of merger will otherwise have the same terms and conditions as they had before, except that your option to acquire 375,000 shares of Talus common stock shall be modified so that it shall vest as follows: 25% of the original 375,000 shares on the day after Closing, an additional 25% of the original 375,000 shares on the first anniversary of your original grant date from Talus, with the balance vesting in thirty-six (36) equal monthly installments on the same day of each month as the date of Closing, commencing in January 2001. We have discussed with you and you understand that this change in vesting may cause all or a portion of this option to fail to qualify for incentive stock option treatment under the Internal Revenue Code. Any future option grants will be made under the terms of the Manugistics' stock option plan under which they are granted and will be granted on a post-split basis. By accepting this offer, you also agree that the merger will not constitute a "change of control in ownership which effects your employment status" within the meaning of your offer letter with Talus dated July 7, 2000.

This offer is subject to approval by the Compensation Committee of the Board of Directors of Manugistics Group, Inc. Furthermore, all compensation and benefits included as part of this offer will conform to the Company's standard policies, practices and plans. In the event of any question with regard to the compensation and benefits described in this letter, the Compensation Committee of the Board of Directors will make the final determination with regard to any interpretation relating to the elements of your compensation package.

You agree that the existence of this letter, as well as the terms and provisions of this letter, shall remain confidential subject to Manugistics' obligation to discharge a filing obligation to, or respond to an inquiry from, a government agency or department or self-regulatory organization. If you disclose the existence of this letter, or any of the terms or provisions of this letter, to a third party, we will be entitled to treat such unauthorized disclosure as a breach of this letter and will be relieved of all obligations under this letter.

In keeping with Manugistics policy, all offers are contingent upon your execution of "Manugistics, Inc.'s Conditions of Employment."


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Mr. Thomas Ryan
November 30, 2000
Page 4



In the event of a dispute concerning the terms and conditions of employment, the parties agree to binding arbitration by and under the rules of the American Arbitration Association, and each party shall pay its own fees and expenses.

As required by the Immigration Reform and Control Act of 1986, on your first day of employment, you must provide Manugistics with documentation verifying your eligibility to work in the United States. Acceptable forms of documentation are described on the enclosed Employment Eligibility Verification form. Please read this and the enclosed "Manugistics, Inc. Conditions of Employment."

Please signify your acceptance by signing this letter, the two copies of the "Manugistics, Inc. Conditions of Employment" and returning these documents to Human Resources. Please keep one copy of the signed "Manugistics, Inc. Conditions of Employment" for your records. This offer of employment expires within 10 days from the date of this letter.

We look forward to your joining Manugistics and are confident that the association will be mutually rewarding.

Sincerely,

Manugistics, Inc.

/s/ Timothy T. Smith

Timothy T. Smith

Enclosures


Accepted by:



  /s/ Tom Ryan                                      12/1/00
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Thomas Ryan                                       Date